Espey Mfg. & Electronics Corp. reports Fourth Quarter and Year-end results as well as Announces Regular Quarterly Dividend of $0.25 Per Share

Saratoga Springs, NY, September 21, 2020 - Espey Mfg. & Electronics Corp. (NYSE American: ESP)

announces results for its fourth quarter and fiscal year, ended June 30, 2020.

For the fiscal year ended June 30, 2020, the Company reported net sales of $31,526,231 compared with $36,477,851 for the fiscal year ended June 30, 2019. Net income decreased to $1,163,668, $0.49 per diluted share for the year, compared with net income of $2,342,694, $0.98 per diluted share, for the fiscal year ended June 30, 2019. At June 30, 2020, the sales order backlog was $54.9 million, compared to last year’s backlog of $45.6 million at June 30, 2019.

For the fourth quarter ended June 30, 2020, net sales increased to $12,124,438 compared with last year’s fourth quarter net sales of $11,619,202. The net income for the fourth quarter ended June 30, 2020 was $956,693, $0.40 per diluted share, compared with net income of $1,140,809, $0.47 per diluted share, for the corresponding period last year.

Also, new orders for the fiscal year ended June 30, 2020 were $40.9 million compared with the $33.9 million for the corresponding period last year.

Mr. Patrick Enright, President and CEO, commented,

While we are disappointed that we fell short of our projections for fiscal year 2020, Espey remained profitable. The strength and mix of our backlog as well as our balance sheet provides us with confidence that we will be profitable, notwithstanding the challenges we face. Management remains committed to improving operating efficiencies, through targeted cost-cutting, and converting our backlog into more profitable sales in fiscal 2021.

Espey is continuing to make progress towards full qualification of our newly designed transformers and power supplies. Our customers are responding positively to our efforts, as demonstrated by new orders during fiscal year 2020 in excess of $40 million, a $7 million increase over fiscal year 2019. Our $55 million backlog includes repeat business with higher profit margins, providing a strong foundation to offset continued challenges we have encountered in the qualification of our newly designed products.

Furthermore, the Board of Directors of Espey Mfg. & Electronics Corp. (NYSE American: ESP) has declared a regular quarterly dividend of $0.25 per share. The dividend will be payable on October 14, 2020 to all shareholders of record on October 5, 2020.

Espey's primary business is the development, design, and production of specialized military and industrial power supplies/transformers. The Company can be found on the Internet at www.espey.com.

For further information, contact Mr. David O’Neil (518)245-4400.

This press release may contain certain statements that are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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